Exhibit 99.1

Amkor Technology Announces Proposed Public Offering of Common Stock

     CHANDLER, Ariz., Nov. 3 — Amkor Technology, Inc. (Nasdaq: AMKR) announced today that it plans to offer 7,000,000 shares of its common stock in a public offering. The company has also provided the underwriters of the proposed offering an option to purchase an additional 1,050,000 shares to cover over-allotments. The net proceeds from this offering will be used for the repayment or repurchase of a portion of the indebtedness outstanding under one or more of our bank loans, senior notes, subordinated notes, convertible notes and/or other indebtedness.

     The offering is being made through an underwriting syndicate in which Citigroup Global Markets Inc. will act as the sole bookrunning manager, and Citigroup, Deutsche Bank Securities and J.P. Morgan Securities Inc. will act as joint lead managers. Bear, Stearns & Co. Inc. will act as co-manager. Printed copies of the preliminary prospectus relating to the offering may be obtained by contacting Citigroup Global Markets Inc., 388 Greenwich Street, New York, NY 10013.

     Amkor is a leading provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.

     This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

     Please note that this press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s current expectations and beliefs, including the Company’s intent to complete the offering described above. The forward- looking statements, however, are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to be materially different from those expressed, expected or implied by the forward- looking statements. The risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including the registration statement on Form S-3 described above. The Company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.

     For further information, please contact Jeff Luth of Amkor Technology, Inc., +1-480-821-2408, ext. 5130.